PROSPECTUS Dated June 11, 2002                      Pricing Supplement No. 63 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-83616
Dated June 11, 2002                                          Dated June 27, 2003
                                                                  Rule 424(b)(3)


                                 MORGAN STANLEY
                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes


     We, Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.), may not redeem these notes prior to the maturity date. We describe the basic features of this type of note in the section of the accompanying prospectus supplement called "Description of Notes--Floating Rate Notes," subject to and as modified by the provisions described below.


Principal Amount:             $55,000,000

Maturity Date:                July 14, 2010

Settlement Date
  (Original Issue Date):      July 14, 2003

Interest Accrual Date:        July 14, 2003

Issue Price:                  100%

Underwriter's
  Discounts and Commissions:  1%

Proceeds to Company:          99%

Interest Payment Dates:       Each January 14, April 14, July 14 and October 14,
                              beginning October 14, 2003

Interest Payment Period:      Quarterly

Base Rate:                    Treasury rate

Index Maturity:               Three months

Spread
  (Plus or Minus):            Plus .90% per annum

Maximum Interest Rate:        6.00%

Minimum Interest Rate:        0.00%

Initial Interest Rate:        To be determined the week beginning July 13 on the
                              day that Treasury bills are normally sold at auction, provided that if as the result of a legal holiday, the auction is held on the preceding Friday, the initial interest rate will be determined by reference to the rate on that Friday

Initial Interest Reset
  Date:                       October 14, 2003

Interest Reset Dates:         Each interest payment date

Interest Reset Period:        Quarterly

Interest Determination
  Dates: The day of the week in which an interest reset date falls on which Treasury bills are normally auctioned, provided that if as the result of a legal holiday, the auction is held on the preceding Friday, that Friday will be the interest determination date

Reporting Service:            Telerate (Page 56)

Book-Entry Note or
  Certificated Note:          Book-entry note

Senior Note or
  Subordinated Note:          Senior note

Calculation Agent:            JPMorgan Chase Bank (formerly known as
                              The Chase Manhattan Bank)

Agent:                        Morgan Stanley & Co. Incorporated

Minimum
  Denomination:               $1,000

Specified Currency:           U.S. dollars

Business Day:                 New York

CUSIP:                        61745ESH5

Other Provisions:             None

     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                                 MORGAN STANLEY

Supplemental Information Concerning Plan of Distribution

     Under the terms and subject to conditions contained in the U.S. distribution agreement referred to in the accompanying prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of note set forth on the cover of this pricing supplement. The Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover of this pricing supplement. The Agent may allow a concession not in excess of 1% of the principal amount of the notes to other dealers. We expect to deliver the notes against payment therefor in New York, New York on July 14, 2003. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.


































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